UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):    April 22, 2014

HOMEFED CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

1-10153	33-0304982
(Commission File Number)	(IRS Employer Identification No.)

1903 WRIGHT PLACE, SUITE 220, CARLSBAD, CALIFORNIA	92008
(Address of Principal Executive Offices)	(Zip Code)

760-918-8200
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Election of New Director.

Effective April 22, 2014, the Board of Directors of HomeFed Corporation (the “Company”) increased the size of the Board by one to seven persons and appointed Brian P. Friedman to the Board.  Mr. Friedman, 58, has been a director and President of Leucadia National Corporation (“Leucadia”) since March 1, 2013.  Mr. Friedman has been a director and executive officer of Jefferies Group LLC (“Jefferies”), a wholly – owned subsidiary of Leucadia (“Leucadia”) since March 1, 2013, since July 2005, and has been Chairman of the Executive Committee of Jefferies since 2002. Since 1997, Mr. Friedman has served as President of Jefferies Capital Partners (formerly known as FS Private Investments), a private equity fund management company now controlled by Mr. Friedman in which Jefferies has an ownership interest.  Mr. Friedman was previously employed by Furman Selz LLC and its successors, including serving as Head of Investment Banking and a member of its Management and Operating Committees.  Prior to his 17 years with Furman Selz and its successors, Mr. Friedman was an attorney with the New York City law firm of Wachtell, Lipton, Rosen & Katz.  As a result of his roles at Leucadia and Jefferies, as well as his management of various private equity funds and the significant equity positions those funds hold in their portfolio companies, Mr. Friedman serves on several boards of directors of various of subsidiaries and investment companies, and since May 2012 has served on the board of directors of Fiesta Restaurant Group, Inc., a public company that owns and operates two restaurant chains. Mr. Friedman also served on the board of the general partner of K-Sea Transportation L.P. from 2004 through 2011, and served on the board of directors of Carrols Restaurant Group from June 2009 through May 2012.

Because Mr. Friedman is President of Leucadia, the following information with respect to transactions involving the Company and Leucadia is included herein:

As previously reported on a Form 8-K filed by the Company with the Securities and Exchange Commission on April 3, 2014, the Company purchased from Leucadia certain real estate assets and interests and cash in exchange for the issuance to Leucadia of 6,986,337 shares of the Company’s common stock pursuant to a Purchase Agreement among the Company and Leucadia and certain of its subsidiaries dated February 28, 2014 (the “Purchase Agreement”); a second closing under the Purchase Agreement is subject to receipt of a third party consent, and will result in the Company acquiring certain additional real estate interests from Leucadia in exchange for 513,663 additional shares of the Company’s common stock.  As a result of this transaction, Leucadia currently beneficially owns approximately 64% of the Company’s outstanding common stock, and will beneficially own approximately 65% of the Company’s common stock to be outstanding if the second closing occurs.  Pursuant to a stockholders agreement between the Company and Leucadia, Leucadia has agreed to limit its vote to no more than 45% of the total shares voting on any matter.

The Company is required to obtain infrastructure improvement bonds primarily for the benefit of the City of San Marcos prior to the beginning of lot construction work and warranty bonds upon completion of such improvements in the San Elijo Hills project.  These bonds provide funds primarily to the City in the event the Company is unable or unwilling to complete certain infrastructure improvements in the San Elijo Hills project. Leucadia is contractually obligated to obtain these bonds on behalf of the subsidiaries through which the San Elijo Hills project is owned pursuant to the terms of agreements entered into when those subsidiaries were acquired by the Company.  Those subsidiaries are responsible for paying all third party fees related to obtaining the bonds. Should the City or others draw on the bonds for any reason, certain of the Company’s subsidiaries would be obligated to reimburse Leucadia for the amount drawn. As of December 31, 2013, the amount of outstanding bonds was approximately $2,600,000, none of which has been drawn upon.

Since 1995, Leucadia has been providing administrative and accounting services to the Company.  Under the current administrative services agreement, Leucadia provides services to the Company for a monthly fee of $15,000 ($180,000 in the aggregate for all of 2013).  Pursuant to this agreement, Leucadia provides the services of the Company’s Secretary, who is an officer of subsidiaries of Leucadia, in addition to various administrative functions.  The term of the administrative services agreement automatically renews for successive annual periods unless terminated in accordance with its terms by Leucadia on not less than one year’s prior notice (in which event the then monthly fee will remain in effect until the end of the notice period) or by the Company without restriction or penalty, upon 30 days prior written notice.

Each of the foregoing has been approved or ratified by the Audit Committee, the Board or an independent committee of the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  April 22, 2014

HOMEFED CORPORATION

/s/ Erin N. Ruhe
Name:	Erin N. Ruhe
Title:	Vice President

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